
                                                                      EXHIBIT 12


                                 WARNER-LAMBERT COMPANY AND SUBSIDIARIES
                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (Dollars in millions)

                                                                  Years Ended December 31,
                                Nine Months Ended     ------------------------------------------------
                                September 30, 1999    1998       1997       1996       1995       1994
                                ------------------    ----       ----       ----       ----       ----
Earnings before income taxes and
 accounting changes (less
   minority interests)               $1,754.8     $1,791.0   $1,188.8   $1,138.1   $1,004.1   $  905.9
Add:
   Interest on indebtedness-
     excluding amount capitalized       106.4        114.3      167.5      145.9      122.7       93.7
   Amortization of debt expense            .5           .8         .4         .5         .4         .4
   Interest factor in rent
     expense (a)                         29.5         39.4       32.1       28.5       27.7       26.9
                                     --------     --------   --------   --------    -------   --------
        Adjusted earnings            $1,891.2     $1,945.5   $1,388.8   $1,313.0   $1,154.9   $1,026.9
                                     ========     ========   ========   ========   ========   ========

Fixed Charges:
   Interest on indebtedness          $  106.4     $  114.3   $  167.5   $  145.9   $  122.7   $   93.7
   Capitalized interest                  18.5         19.2        8.3        9.6       10.1        9.4
   Amortization of debt expense            .5           .8         .4         .5         .4         .4
   Interest factor in rent
     expense (a)                         29.5         39.4       32.1       28.5       27.7       26.9
                                     --------     --------   --------   --------   --------   --------
        Total fixed charges          $  154.9     $  173.7   $  208.3   $  184.5   $  160.9   $  130.4
                                     ========     ========   ========   ========   ========   ========

Ratio of earnings to fixed charges       12.2         11.2        6.7        7.1        7.2        7.9
                                     ========     ========   ========   ========   ========   ========

(a)	 Represents one third of rental expense, which the Company believes is a reasonable approximation.





